Loan Agreement

This Loan Agreement is dated December 14, 2007, and is between Regions Bank, an Alabama banking corporation (“Lender”) and Bioanalytical Systems, Inc., an Indiana corporation (“Borrower”).

Recitals

Borrower has requested a credit facility from Lender for the purpose of leasehold improvements.

Lender has agreed to provide the credit facility requested by Borrower, upon the terms and subject to the conditions set forth in this Agreement.

Terms

The parties to this Agreement, in consideration of their mutual promises in this Agreement and intending to be legally bound, agree as follows:

1. Definitions. Terms used in this Agreement with their initial letters capitalized will have the following meanings unless the context clearly requires otherwise, and these definitions will apply to both the singular and plural forms of the defined terms:

“ADA Agreement” means the agreement concerning compliance with the Americans with Disabilities Act more particularly described in Section 3 of this Agreement

“Agreement” or “Loan Agreement” means this Loan Agreement, and all amendments, modifications and replacements thereof.

“Borrower” means Bioanalytical Systems, Inc., an Indiana corporation. At any time when Borrower is comprised of multiple individuals or entities, all representations, warranties, covenants and obligations of Borrower will be joint and several, and all references to Borrower will be deemed to refer to each such individual or entity separately and to all such individuals and entities collectively.

“Environmental Certificate” means the certificate concerning environmental matters described in Section 3 of this Agreement and all amendments, modifications and replacements thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including without limitation any agency, body, commission, court or department thereof whether federal, state, local or foreign.

“Indebtedness” means the debt obligation evidenced by the Promissory Note and all extensions, modifications, consolidations, replacements and renewals thereof.

“Instruments” means the Promissory Note, Mortgage, Rent Assignment, ADA Agreement, Environmental Certificate, and other loan instruments, agreements and documents evidencing, securing or related to the Loan, and all amendments, modifications and replacements of any of the above documents.

“Lender” means Regions Bank, an Alabama banking corporation (or any financial institution which may succeed to the commercial lending business of Regions Bank).

“Loan” means the loan described in Section 2 of this Agreement.

“Loan Closing” means the closing of the Loan as described in Section 3 of this Agreement.

“Mortgage” means the mortgages and security agreements described in Section 3 of this Agreement, and all amendments, modifications and replacements thereof.

“Obligations” means (a) all Indebtedness including all future advances; (b) all accrued and unpaid fees under this Agreement; (c) and all other obligations and liabilities of Borrower to Lender of every kind, direct or indirect, absolute or contingent, now existing or hereafter arising, whether or not arising in connection with this Agreement, the Loan or the Instruments, and whether or not contemplated by Borrower or Lender as of the date of this Agreement, including without limitation all extensions, modifications, consolidations, replacements and renewals of the Indebtedness, and all costs of collection and enforcement thereof, including reasonable attorneys’ fees; and (d) any duty of Borrower to act or to refrain from acting in connection with any Obligation.

“Promissory Note” means the evidence of indebtedness described in Section 3 of this Agreement, and all extensions, modifications, consolidations, replacements and renewals thereof.

“Real Estate” means the real estate commonly known as 2701 & 2801 Kent Ave., West Lafayette, IN 47906 and 10424 Middle Mount Vernon Road, Mount Vernon, Indiana, 47620 and described on Schedule A.

“Rent Assignment” means the collateral assignment of rents and leases described in Section 2 of this Agreement, and all amendments, modifications and replacements thereof.

“Term Loan” means the loan more particularly described in Section 2 of this Agreement.

“Term Loan Maturity Date” means December 14, 2010, when the indebtedness evidenced by the Term Loan Promissory Note is due and payable in full.

“Term Loan Promissory Note” means the promissory note more particularly described in Section 3 of this Agreement, and all extensions, modifications, consolidations, replacements and renewals thereof.

2. Term Loan. Lender shall lend to Borrower and Borrower shall borrow from Lender, for the purpose of leasehold improvements, the sum of One Million Four Hundred Thousand Dollars and No Cents ($1,400,000.00) in the form of a term loan, upon the terms and conditions of Schedule C.

3. Loan Closing. The Loan will be closed concurrent with the execution of this Agreement (the “Loan Closing”). At the Loan Closing, Borrower shall execute and deliver to Lender, or when applicable, cause to be delivered to Lender:

a. Term Loan Promissory Note. The Term Loan Promissory Note from Borrower, in form acceptable to Lender and substantially in the form of Schedule D, evidencing the Indebtedness of the Term Loan.

b. Mortgage. Mortgages from Borrower in form acceptable to Lender and substantially in the form of Schedules E and E-1, granting to Lender, as security for payment of the Indebtedness (and all other indebtedness now or hereafter owing from Borrower) and performance of the Obligations, a first priority mortgage and security interest upon the Real Estate and all personal property used in the operation thereof.

c. ADA Agreement. An agreement concerning compliance with the Americans with Disabilities Act from Borrower, in form acceptable to Lender and substantially in the form of Schedule F.

d. Environmental Certificate. A certificate concerning environmental matters from Borrower, in form acceptable to Lender and substantially in the form of Schedule G.

e. Assignment of Rents and Leases. An assignment of rents and leases from Borrower in form acceptable to Lender and substantially in the form of Schedule H, granting to Lender a first priority security interest in the leases of all or any portion of the Real Estate and in the rents payable thereunder, as security for payment of the Indebtedness (and all other indebtedness now or hereafter owing from Borrower to Lender) and performance of the Obligations.

At or before the Loan Closing, Borrower also shall satisfy the applicable requirements of Schedule B and execute and deliver such other documents, instruments or consents as Lender or Lender’s counsel may reasonably require.

4. Disbursement. The proceeds of the Loan will be disbursed as follows:

a. Term Loan Proceeds. Upon satisfaction of the applicable requirements of this Agreement and of Schedule B, Lender shall disburse the Term Loan proceeds at the Loan Closing. However, if on the date of the Loan Closing an Event of Default under this Agreement has occurred and is continuing, Lender will be relieved of its obligation to disburse the proceeds of the Term Loan and of all further obligations under this Agreement.

5. Fees and Expenses. Borrower shall reimburse Lender, within ten (10) days after Lender’s written notice or request, for all costs and expenses Lender incurs in connection with the Loan whether or not the Loan shall close, including, without limitation, Lender’s reasonable attorneys’ fees, appraisal fees, title insurance premiums, environmental investigation and report fees, survey fees, recording and filing fees incurred in documentation of the Loan, perfection of Lender’s security interests granted herein or in the Instruments, and administration, enforcement and collection of the Loan. Borrower also shall pay Lender a non-refundable commitment fee of $3,500.00 for the Term Loan, payable in full at the Loan Closing.

6. Borrower’s Representations and Warranties. To induce Lender to enter into this Agreement and disburse the proceeds of the Loan to Borrower, Borrower represents and warrants to Lender that each of the following statements is true and correct as of the date of this Agreement and that each of them will continue to be true and correct as of the date of each disbursement of proceeds of the Loan:

a. Existence and Power.

Borrower is a duly formed and validly existing corporation under the laws of the State of Indiana and is duly qualified to conduct business in the State of Indiana. Borrower’s exact legal name and the address of Borrower’s chief executive office are as follows:

Bioanalytical Systems, Inc.
2701 Kent Ave.
West Lafayette, IN 47906.

Borrower has full right, power and authority to execute and deliver this Agreement and each of the Instruments and to own and use all property used in Borrower’s operations.

b. Authority. Execution and delivery of this Agreement and each of the Instruments and all related documents, and the borrowings contemplated by this Agreement, have been duly authorized by all necessary action on the part of Borrower, and no authorization, approval or consent by, or filing with, any Governmental Authority is required in connection with this Agreement or the Instruments.

c. Binding Effect. This Agreement and each Instrument has been duly and validly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors’ rights generally and by principles of equity.

d. No Conflict. Neither the execution and delivery of this Agreement or the Instruments nor consummation of the transactions contemplated thereby, nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of either of the Articles of Incorporation and Bylaws, as amended, of Borrower, or any statute, law, regulation, rule, order, decree, writ or injunction of any Governmental Authority or any agreement or instrument to which Borrower is a party or by which Borrower or its property are bound, or constitute a default thereunder or result in the creation or imposition of any lien, charge, security interest or encumbrance upon any of Borrower’s property pursuant to the terms of any such agreement or instrument, except as created by this Agreement or the Instruments.

e. Title. Marketable title in fee simple to the Real Estate is vested in Borrower, and marketable title to the other collateral given to secure payment of the Indebtedness is vested in Borrower, free and clear of any and all conflicting claims of ownership, and free from any and all mortgages, encumbrances, liens, security interests, leases, licenses, easements, restrictions (other than the lien of current real property taxes not then due and payable, and leases to tenants, copies of which have been provided to Lender, and easements and restrictions and other matters that are described in the title insurance commitment for the Real Estate as exceptions that are acceptable to Lender in its sole discretion and do not substantially interfere with operation of the Real Estate for its intended purpose), and Borrower will defend the Real Estate and the other collateral against any person claiming an interest in such Real Estate or collateral adverse to the interest of Lender.

f. No Other Assignment of Rents. Borrower has not made or assumed an assignment of rents from or leases of the Real Estate, except the Rent Assignment to Lender.

g. Financial Statements. Each financial statement of Borrower delivered to Lender is complete and correct in all respects as of the date thereof, was prepared in accordance with generally accepted accounting principles consistently applied, and fairly presents the financial condition of Borrower as of the date thereof. Since the dates of those financial statements, there has been no material adverse change in the assets, liabilities or financial condition of Borrower from that shown on those financial statements.

h. Tax Returns. All tax returns or reports of Borrower required by law have been filed, and all taxes, assessments, contributions, fees and other governmental charges payable by Borrower have been paid (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established).

i. Litigation and Claims. There are no actions, suits, proceedings or investigations pending or threatened against Borrower or any of Borrower’s property in any court, administrative agency or other Governmental Authority, and Borrower is not in violation of any statute, law, regulation, rule, order, decree, writ or injunction of any Governmental Authority.

j. Environmental Matters. (i) The Real Estate is not contaminated with any hazardous substance; (ii) to the best of Borrower’s knowledge, after diligent investigation and inquiry, there never has occurred a release of any hazardous substance from the Real Estate; (iii) the Real Estate is not subject to any federal or state “superfund” lien, proceeding, claim, liability or action, or the threat or likelihood thereof, for the clean-up, removal or remediation of any such hazardous substance from the Real Estate; (iv) there is no insulation, floor tile, ceiling tile or other building component attached to or located on any building or other structure on the Real Estate that contains asbestos; and (v) there is no underground storage tank on the Real Estate. As used herein, the terms “hazardous substance”, “release” and “removal” have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of 42 U.S.C. 9601 and in I.C. 13-7-8.7-1, provided, however, that the term “hazardous substance” as used herein also includes “hazardous waste” (as defined in paragraph (5) of 42 U.S.C. 6903) and “petroleum” (as defined in paragraph (8) of 42 U.S.C. 6991). As used herein, the term “superfund” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. 9601 et seq., as amended) and any similar state statute or local ordinance applicable to the Real Estate, including, without limitation, I.C. 13-7-5-1, et seq. and I.C. 13-7-8.7-1, et seq., and all rules and regulations promulgated, administered and enforced by any Governmental Authority pursuant thereto. As used herein, the term “underground storage tank” has the same meaning and definition as set forth in paragraph (1) of 42 U.S.C. 6991.

k. Flood Hazard.

The Real Estate is not located in or on an “area of special flood hazard,” as that term is defined in the Flood Disaster Protection Act of 1973.

l. Business Credit. This Agreement and the Instruments evidence extensions of business credit exempt from the Federal Truth-In-Lending Act (15 USC 1601, et seq.), the Federal Reserve Bank’s Regulation Z (12 CFR 226, et seq.), and the Indiana Uniform Consumer Credit Code (IC 24-4.5-1-101, et seq.).

m. Continuing Effect. Each request by Borrower for an advance of any proceeds of the Loan will constitute a reaffirmation that the above representations and warranties are true and correct and do not omit any material fact necessary to make such representations and warranties not misleading on the date of Borrower’s request and (unless Borrower notifies Lender in writing otherwise before disbursement of the requested proceeds) on the date of the disbursement. Upon request by Lender, Borrower shall promptly provide to Lender evidence satisfactory to Lender of the continuing effect of the above representations and warranties.

7. Borrower’s Affirmative Covenants. Borrower covenants that that until all of the Indebtedness is paid in full and all of the Obligations have been fully performed:

a. Payment of Indebtedness. Borrower will pay each installment of the Indebtedness promptly when due.

b. Payment of Taxes. Borrower will pay, promptly when due and before any penalty attaches for nonpayment, all real estate taxes, personal property taxes, income taxes and other lawful assessments and charges imposed by any Governmental Authority against Borrower’s business or Borrower’s real and personal property.

c. Maintenance. Borrower will maintain all buildings and other improvements now or hereafter located on all of Borrower’s real property and all equipment and tangible personal property used in Borrower’s business in good repair and attractive appearance.

d. Liens. Borrower will cause any lien (including, without limitation, any judgment, attachment, execution, mechanic’s lien, or federal or state income tax lien) that may attach to Borrower’s real estate or personal property to be satisfied and released no later than thirty (30) days after attachment, except for the lien of current property taxes and assessments and liens contested in good faith in an appropriate proceeding if Borrower has given Lender any assurances Lender deems necessary under the circumstances.

e. Compliance with Laws. Borrower will comply with all statutes, laws, regulations, rules, orders, decrees, writs and injunctions of any Governmental Authority applicable to Borrower’s business or ownership or operation of Borrower’s property.

f. Inspection. Borrower will allow Lender and its representatives to inspect Borrower’s real and personal property at all reasonable times.

g. Possession. Borrower will have full and exclusive possession of all collateral for the Loan, except if expressly provided otherwise in this Agreement or if Lender chooses to perfect its security interest by possession in addition to the filing of a Financing Statement. If any collateral for the Loan is in the possession of a third party, Borrower will join with Lender in notifying the third party of Lender’s security interest and obtaining an acknowledgment from the third party that the third party is holding that collateral for the benefit of Lender.

h. Use of Proceeds. Borrower will use the proceeds of the Loan only for the purposes described in Section 2 of this Agreement.

i. Insurance. Borrower shall at Borrower’s expense maintain in force comprehensive general liability insurance, business interruption insurance, worker’s compensation insurance, casualty insurance and environmental insurance policies, from companies and with coverages acceptable to Lender and consistent with prudent business practice of companies engaged in business similar to that of Borrower. Each such policy must have a deductible of not more than five thousand dollars ($5,000) per occurrence. Each such policy covering property of Borrower serving as collateral to Lender (except liability insurance which shall name Lender as an additional insured) shall have a non-contributory lender’s loss payable clause in favor of Lender, and shall be payable to Borrower and Lender as their interests may appear. A copy of each such policy and a certificate of coverage issued by the insurance carrier shall be delivered to Lender on or before the date of this Agreement. Each such policy shall stipulate that the insurance cannot be canceled or materially modified without providing at least thirty (30) days’ prior written notice to Lender. If Borrower does not provide insurance or evidence thereof as required by this Agreement, Lender may obtain such insurance at Borrower’s expense, and all amounts paid by Lender for any such insurance shall be treated as an advance of proceeds of the Loans and shall bear interest at the highest default rate of interest set forth in the Promissory Note until paid. In addition to the specific insurance requirements set forth in this Section, Borrower shall carry other insurance in amounts and for periods as may be reasonably required by Lender.

8. Borrower’s Financial Covenants. Borrower covenants that that until all of the Indebtedness is paid in full and all of the Obligations have been fully performed:

a. Financial and Accounting Records. Borrower will keep proper books of account in which full, true and correct entries will be made of all receipts and expenses related to Borrower’s business and operations and the Real Estate, and provide to Lender upon request from time to time such accounting and other information regarding the financial condition, business and operations of Borrower and the Real Estate.

b. Fixed Charge Coverage Ratio. Borrower will maintain a Fixed Charge Coverage Ratio, on any date of testing, of not less than 1.50:1.00. “Fixed Charge Coverage Ratio” means the ratio of (i) the Borrower's net income for the period, plus depreciation expense and other non cash expenditures, plus interest expense, plus income tax expense, less capital expenditures not funded with long term debt, less income tax paid or accrued in the period, to (ii) the sum of all interest payments and the principal payments on long term debt paid or accrued in the period, including payments made under capitalized leases. The Fixed Charge Coverage Ration will be tested on a rolling four quarter basis at the end of each fiscal quarter and fiscal year, beginning on December 31, 2007.

c. Total Liabilities to Tangible Net Worth Ratio. Borrower will maintain a Total Liabilities to Tangible Net Worth Ratio, on any date of testing, of less than 2.00 to 1.00, as computed by Lender from time to time based on financial statements provided by Borrower.

d. Quarterly Financial Statements. Borrower will, not later than thirty (30) days after the close of each fiscal quarter of Borrower, provide to Lender a balance sheet and a statement of profit and loss in a form acceptable to Lender, prepared by Borrower and certified by Borrower to be accurate and complete, reflecting Borrower’s financial condition as of the end of that fiscal quarter.

e. Annual Financial Statements. Borrower will provide to Lender as soon as practicable, but in any event not later than one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower, audited by an independent certified public accountant, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements, all prepared in accordance with GAAP on a basis consistent with prior years unless specifically noted thereon, and further accompanied by the certificate of an officer of Borrower familiar with such matters that such financial statements present fairly the financial condition of Borrower as of the date thereof and the results of Borrower’s operations for the period then ended and no Event of Default and no unmatured default exists under this Agreement or the Instruments, or if any Event of Default or unmatured default exists, stating the nature and status thereof.

All covenants including ratios or values will be tested initially as of December 31, 2007 and will be tested as of the end of each calendar quarter thereafter.

9. Negative Covenants. Borrower covenants that, until all of the Indebtedness is paid in full and all of the Obligations have been fully performed:

a. Waste. Borrower will not commit waste on, or permit waste to be committed on, or abandon the Real Estate, or permit any nuisance or unlawful activity to occur on the Real Estate.

b. Improvements. Borrower will not, without Lender’s prior written consent, construct, remodel, alter or demolish any building or other improvement located on the Real Estate, or incur obligations for such purposes.

c. Disposal of Property. Borrower will not, without Lender’s prior written consent, convey, sell, donate, lease, grant any easement upon, or otherwise transfer, or dispose of (or enter into any contract or agreement to convey, sell, donate, lease, grant any easement upon, or otherwise transfer or dispose of, or grant any option to purchase, lease or otherwise acquire) any of Borrower’s tangible or intangible real or personal property, whether now owned or hereafter acquired, or enter into any sale and leaseback transaction, other than leases to tenants for terms, including renewal and extension options, approved in advance in writing by Lender. Borrower may, however, in the ordinary course of business, sell, lease or furnish under contracts of sale or service, any property normally held by Borrower for that purpose (but a sale in the ordinary course of business does not include a transfer in total or partial satisfaction of a debt).

d. Borrowing. Borrower will not, without Lender’s prior written consent, create, incur, assume or suffer to exist any indebtedness except (a) trade accounts and normal business accruals payable in the ordinary course of business, and (b) Indebtedness to Lender, nor shall Borrower assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any person or firm except guaranties in favor of Lender.

e. Liens and Encumbrances. Borrower will not, without Lender’s prior written consent, create or permit to exist any mortgage, pledge, lien, security interest or other encumbrance (except those in favor of Lender) in any of Borrower’s tangible or intangible real or personal property, whether now owned or hereafter acquired, nor will Borrower become security on a recognizance or other bond.

f. Organizational Changes. Borrower will not, without Lender’s prior consent, change Borrower’s name or principal place of business, or change Borrower’s state of incorporation or organization, or change the location of Borrower’s chief executive office, or amend, modify, restate or otherwise change in any way either of Borrower’s Articles of Incorporation and Bylaws, as amended, or enter into any share exchange or merger with, or acquire, any person or firm or any substantial portion of such person or firm’s assets, or engage in any transaction with any person or firm other than in the ordinary course of Borrower’s business, or make any material change in the nature of Borrower’s business as carried on at the date of this Agreement, or purchase, redeem, retire or otherwise acquire any outstanding shares or units of Borrower’s equity, or issue, sell or otherwise dispose of any shares or units of Borrower’s equity or other securities, or rights, warrants or options to purchase or acquire any such securities, or permit any transfer or dilution of any ownership interest in Borrower.

g. Accounting Policies. Borrower will not change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with generally accepted accounting principles.

h. Adversity. Borrower will not permit any event to occur or condition to exist that has a material adverse effect on Borrower.

10. Indemnification by Borrower. Borrower shall indemnify Lender against and hold Lender harmless from any and all claims, demands, liabilities, damages, actions, suits, judgments, fines, penalties, loss, cost and expense (including, without limitation, reasonable attorneys’ fees) arising or resulting from, or suffered, sustained or incurred by Lender as a result (direct or indirect) of, the untruth or inaccuracy of any of Borrower’s representations and warranties set forth herein or in any Instrument or the breach of any of the Obligations, including without limitation covenants of Borrower set forth herein or in any Instrument. This obligation to indemnify Lender will survive the Loan Closing, the repayment of the Indebtedness and the performance of all of the Obligations.

11. Events of Default; Acceleration. The entire Indebtedness will, at the option of Lender, be immediately due and payable upon the occurrence of any of the following “Events of Default”:

a. Borrower fails to pay promptly when due any installment of the Indebtedness and fails to cure such default after ten (10) days written notice.

b. Borrower fails to observe or perform any other covenant or Obligation to be observed or performed by such party under this Agreement or the Instruments and fails to cure such default after thirty (30) days written notice.

c. Any material representation or warranty made by Borrower in this Agreement, in any Instrument, or in any certificate, financial statement or other document furnished by Borrower pursuant to this Agreement, proves to have been false or misleading as of the date made or furnished.

d. Any judgment is entered against Borrower, or any injunction, attachment, or garnishment is issued against any assets of Borrower and such injunction, attachment, or garnishment has a materially adverse effect upon Borrower.

e. Borrower fails to pay such party’s debts as they mature, or the book value of Borrower’s total liabilities exceeds the book value of such party’s total assets.

f. Borrower fails to pay when due or within any applicable grace period any indebtedness under any existing or future agreement for borrowed money.

g. Borrower makes an assignment for the benefit of creditors; consents to the appointment of a custodian, receiver or trustee for such party or for a substantial part of such party’s property; or commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction.

h. A custodian, receiver or trustee is appointed for Borrower or for a substantial part of Borrower’s property without Borrower’s respective consent and is not removed within thirty (30) days after such appointment.

i.  Proceedings are commenced against Borrower under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction, and such proceedings remain undismissed for thirty (30) days after commencement, or Borrower consents to such proceedings.

j. Any individual Borrower dies, or any non-individual Borrower is liquidated or dissolved.

k. Any Guarantor fails to perform or observe any term, covenant or agreement in such person’s Guaranty, or any Guaranty is partially (including with respect to future advances) or wholly revoked or invalidated, or any Guaranty ceases to be in full force and effect, or any Guarantor or any other person contests the validity or enforceability of any Guaranty or denies further liability or obligation thereunder, and any of the foregoing is not remedied to Lender’s satisfaction within thirty (30) days after its occurrence.

l. All or any part of Borrower’s real or personal property or any interest therein is transferred without Lender’s prior written consent, said consent being in Lender’s sole discretion.

m. Any party obtains an order, decree, writ or injunction in any court of competent jurisdiction or other Governmental Authority enjoining or prohibiting the performance of this Agreement or any of the Instruments, and such order or decree remains undismissed and in effect for a period of thirty (30) days.

Borrower shall give Lender prompt written notice of (i) the occurrence or existence of any Event of Default, together with a written statement of the action being taken by Borrower to remedy such Event of Default, and (ii) all litigation or other legal proceedings affecting Borrower that are pending before any Governmental Authority.

Upon the occurrence of any Event of Default and the failure to cure that Event of Default within the time period, if any, set forth in this Agreement or in the applicable Instrument, and at any time thereafter so long as the Event of Default continues, unless such rights are waived by Lender, Lender shall have the right, in addition to any other rights set forth in this Agreement or the Instruments, to terminate this Agreement and its obligations hereunder, declare the entire Indebtedness and any penalty or premium for prepayment thereof to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived; declare defaults and exercise any or all of the remedies available to it under any or all of the Instruments; exercise its right of setoff against any and all sums (including amounts on deposit) owed by Lender to Borrower; and exercise any other right or remedy available to it at law or in equity. The foregoing remedies will be cumulative and not exclusive, and may be exercised at any time and from time to time as the occasion arises. The Indebtedness and all other sums payable under this Agreement are payable without relief from valuation and appraisement laws, and with reasonable attorneys’ fees and costs of collection.

12. Lender’s Right to Cure. If Borrower fails to observe or perform any Obligation to be observed or performed by Borrower under this Agreement or under any of the Instruments, Lender may, and without notice, advance for the account of Borrower all amounts reasonably necessary to cure such failure or default. All sums so advanced, together with interest thereon from the date of advancement at a rate equal to four percent (4%) over the rate of interest then in effect will become part of the Indebtedness, and will be immediately due and payable without notice or demand.

13. Waivers. Borrower waives any demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance on this Agreement and all other demands and notices of any description. With respect to the Loan and the collateral given to secure repayment of the Loan, Borrower assents to any extension or postponement of the time of payment or other indulgence, to any substitution, exchange, or release of collateral, to the addition or release of any party or operation primarily or secondarily liable, to the acceptance of partial payments and the settlement, compromise or adjustment of any of the foregoing, all in the manner and at the time or times Lender deems advisable. Lender will have no duty as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining thereto beyond the safe custody thereof. Lender may exercise its rights with respect to the collateral without resorting or regard to other collateral or sources of reimbursement for the Loan. Lender will not be deemed to have waived any of its rights under this Agreement unless such waiver is in writing and signed by Lender. No delay or omission by Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to the exercise of any right on any future occasion.

14. Notices. All notices to be given pursuant to this Agreement will be sufficient if given by personal service, or by overnight delivery service, or by facsimile transmission, or by postage prepaid mailing by certified or registered mail with return receipt requested, to the parties as set forth below, or to such other address as a party may request by notice given under this Section. Any time period provided for the giving of any notice shall begin on the date of personal service, the day after delivery to the overnight delivery service, the day after sending the facsimile transmission, or two (2) days after mailing by certified or registered mail. However, any failure to give notice in accordance with this Section will not invalidate the notice if the notice was in fact in writing and actually received by the party to whom it was directed.

BORROWER:	Bioanalytical Systems, Inc.
2701 Kent Ave.
West Lafayette, IN 47906

LENDER:	REGIONS BANK,
an Alabama banking corporation
437 South Street
P.O. Box 780
Lafayette, IN 47902-0780

15. Waiver of Jury Trial. THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY OF THE INSTRUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF ANY PARTY. NONE OF THE PARTIES SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF THE PARTIES EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES.

16. Miscellaneous.

a. Perfection of Security Interests. Borrower authorizes Lender to file, at Borrower’s expense, one or more financing statements describing any or all collateral for the Loan, and all renewals and amendments necessary to perfect or continue perfection of Lender’s security interests. Additionally, Borrower authorizes Lender to file, at Borrower’s expense, one or more financing statements describing any agricultural liens or other statutory liens held by Lender. Borrower agrees to execute and deliver all additional documents, instruments and statements required to establish, confirm and maintain in effect Lender’s security interests in all collateral for the Loan.

b. Survival. All representations, warranties, and covenants of Borrower in this Agreement or in of the Instruments, financial statements, reports, certificates or other documents provided or to be provided by Borrower to Lender shall survive the Loan Closing, payment of the Indebtedness and performance of the Obligations.

c. Reinstatement. If Borrower makes a payment to Lender or Lender enforces its security interest and lien or exercises its right of setoff, and if any all or any part of such payment or the proceeds of such enforcement or setoff is later invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to any party, then to the extent of such recovery, the Loan or the part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such setoff or enforcement had not occurred and will be Loan secured by the collateral.

d. Lender Assignment. All of Lender’s rights under this Agreement will inure to the benefit of Lender’s successors and assigns. If Lender transfers or assigns all or any portion of the Loan and any collateral for the Loan, that transfer or assignment will carry with it Lender’s powers and rights under this Agreement with respect to the Loan and collateral transferred, and the transferee will receive those powers and rights, whether or not they are specifically referred to in the transfer or assignment.

e. Participations. The parties consent to Lender’s sale of participation interests in the Loan and agree to sign and deliver all documents required in connection with the sale of any participation interest.

f. No Borrower Assignment. Borrower shall not assign any of Borrower’s rights or delegate any of Borrower’s obligations under this Agreement without Lender’s prior written consent.

g. Entire Agreement. The parties intend that this Agreement and the Instruments incorporate their entire understanding with respect to the subject matter hereof and may not be contradicted by evidence of any prior agreement or contemporaneous oral agreement, including, without limitation, any commitment letter previously executed by any or all of the parties.

h. Schedules and Instruments. The parties shall be bound by all additional terms, conditions, covenants, representations and warranties set forth in the Instruments and in the Schedules attached to this Agreement, to the same extent as if included in this Agreement. If there is any conflict between the terms of this Agreement and the terms of the Instruments or the Schedules attached to this Agreement, the terms of this Agreement shall control.

i. Amendments and Releases. Lender may accept or release any security, may release any party liable for the Indebtedness, may grant extensions, renewals, or indulgences with respect to the Indebtedness, and may apply any security for the Indebtedness to payment of the Indebtedness, without prejudice to any of Lender’s rights under this Agreement.

j. No Third Party Rights. Nothing in this Agreement, whether express or implied, shall be construed to give to any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the Instruments.

k. Provisions Severable. The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, that provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

l. Governing Law. This Agreement and all rights and obligations under this Agreement, including matters of construction, validity and performance, shall be governed by the Uniform Commercial Code and other laws of the State of Indiana applicable to contracts made and to be performed entirely within the State of Indiana, without giving effect to conflict of laws principles.

m. Counterparts. This Agreement may be signed in any number of counterparts and by the different parties on separate counterparts, each of which, when so signed and delivered by the parties, shall constitute an original but all such counterparts together shall constitute one instrument.

n. Headings. Section headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties are signing this agreement on the date stated in the introductory paragraph.

LENDER:
REGIONS BANK

	By:	/s/ Daniel R. House
Daniel R. House
Senior Vice President

BORROWER:
BIOANALYTICAL SYSTEMS, INC.

	By:	/s/ Michael R. Cox
Michael R. Cox
Vice President - Finance and Administration

STATE OF INDIANA	)
)	SS:
TIPPECANOE COUNTY	)

Before me, the undersigned Notary Public, personally appeared Michael R. Cox, as Vice President - Finance and Administration of Bioanalytical Systems, Inc., an Indiana corporation, who on behalf of Bioanalytical Systems, Inc. acknowledged the execution of the foregoing instrument and swore to the truth of the statements made therein.

Witness my hand and Notarial Seal this 18th day of December, 2007.

SEAL
/s/ Lina L. Reeves-Kerner
Notary Public Signature

Lina L. Reeves-Kerner
Printed Name

My Commission Expires:	March 17, 2008

County of Residence:	Tippecanoe

Schedule A
to
Regions Bank - Bioanalytical Systems, Inc. Loan Agreement

Description of Real Estate

2701 & 2801 Kent Avenue, Lafayette, Indiana

Lot Numbered One (1) in BAS Subdivision as per the plat thereof dated March 17, 1997, recorded April 8, 1997, Plat Cabinet E, Page 156, Document Number 9706303 in the Office of the Recorder of Tippecanoe County, Indiana. Located in the City of West Lafayette, Wabash Township, Tippecanoe County, Indiana.

10424 Middle Mount Vernon Road, Mount Vernon, Indiana

Parcel A

Part of Section 26, Township 6 South, Range 12 West of the Second Principal Meridian, lying in Marrs Township, Posey County, Indiana, containing 3.643 acres, more or less, and more particularly described as follows:

Commencing at a three-quarter inch iron pin marking the center of Section 26, Township 6 South, Range 12 West, thence West along the East-West centerline of said section 24.00 feet to the POINT OF BEGINNING OF THIS DESCRIPTION: thence North 20.00 feet; thence East 24.00 feet to the North-South centerline of said section; thence North 00 degrees 04 minutes 42 seconds West along said North-South centerline 430.00 feet; thence East 264.83 feet; thence South 00 degrees 06 minutes 01 second East 450.00 feet to a one-half inch iron pin on said East-West centerline; thence West along said East-West centerline 135.00 feet; thence South 271.45 feet to a point in Middle Mt. Vernon Road, thence North 77 degrees 03 minutes 12 seconds West along said road 133.39 feet to said North-South centerline; thence North 62 degrees 40 minutes 00 seconds west along said road 27.05 feet; thence North 229.14 feet to the point of beginning.

Parcel B

Tract 1:
The East Half (E/2) of the East Half (E/2) of the Northwest Quarter (NW/4) of Section Twenty-six (26), Township Six (6) South, Range Twelve (12) West.

ALSO Part of the Northwest Quarter of the Southwest Quarter of Section Twenty-six (26), Township Six (6) South, Range Twelve (12) West, more particularly described as follows, to wit:

Beginning at the Northeast corner of the Southwest Quarter (SW/4) of Section Twenty-six (26). Township Six (6) South, Range Twelve (12) West, thence west along the half section line 26 rods to a stake; thence in a southeasterly direction to a stake on the East line of the said Southwest Quarter (SW/4), which is 15 rods south of said northeast corner of the said Southwest Quarter; thence north 15 rods to the place of beginning.

EXCEPT A strip of land 24 feet wide off of the east side of the following tract; Beginning at the northeast corner of the Southwest Quarter of Section 26, Township 6 South, Range 12 West, from thence west along the half section line 26 rods to a stake, from thence in a southeasterly direction to a stake on the east line of the said Southwest Quarter which is 15 rods south of said northeast corner; thence north 15 rods to the place of beginning.

ALSO EXCEPT Beginning at the southeast corner of the East Half of the East Half of the Northwest Quarter of Section 26, Township 6 South, Range 12 West; thence west 24 feet; thence North 20 feet; thence east 24 feet; thence south 20 feet to the place of beginning.

EXCEPTING THEREFROM so much of subject property as was conveyed to T.P.S. Inc., by Quitclaim Deed dated October 24, 1980 and recorded in Deed Record 131, Page 449, in the Office of the Recorder of Posey County, Indiana.

Tract II:
Part of the West Half (W/2) of the Northeast Quarter (NE/4) of Section Twenty-six (26), Township Six (6) South, Range Twelve (12) West in Posey County, Indiana, more particularly described as follows:

Beginning at a stone marking the Southwest corner of the said Half Quarter Section and measuring thence North along the West line thereof One Thousand Three Hundred Twenty (1,320) feet; thence East and parallel to the South line thereof Two Hundred Sixty-five (265) feet; thence South and parallel to the West line of said Half Quarter Section, One Thousand and Three Hundred Twenty (1,320) feet to a point on the South line of said Half Quarter Section; thence West along the said South line Two Hundred Sixty-five (265) feet to the place of beginning.

ALSO a strip of land 24 feet wide off the East side of the following tract; Beginning at the Northeast corner of the Southwest Quarter of Section 26, Township 6 South, Range 12 West, from thence west along the Half Section line 26 rods to a stake, from thence in a southeasterly direction to a stake on the east line of the said Southwest Quarter to a point 15 rods south of said northeast corner; thence north 15 rods to the place of beginning.

ALSO Beginning at the southeast corner of the East Half of the East Half of the Northwest Quarter of Section 26, Township 6 South, Range 12 West, thence west 24 feet; thence North 20 feet, thence east 24 feet, thence South 20 feet to the place of beginning.

EXCEPTING THEREFROM so much of subject property as was conveyed by James Anthony Botta, Jr. to John Busey Botta, by Deed dated November 1, 1994 and recorded in Deed Record 185, Page 720, in the office of the Recorder aforesaid.

Tract III:
Property as shown by survey by John H. Leffel dated April 19, 1994, in the Northeast Quarter of Section 26, Township 6 South, Range 12 West of the Second Principal Meridian, lying in Marrs Township, Posey County, Indiana, and more particularly described as follows:

Commencing at a 3/4 inch iron pin marking the Southwest Corner of the West Half of the Northeast Quarter of Section 26, Township 6 South, Range 12 West; thence North 00° 04’ 42” West along the Western Boundary of said Half Quarter Section 1319.79 feet to a ¾ inch iron pipe; thence North 89° 26’ 56” East 264.50 feet to a ¾ inch pipe marking the POINT OF BEGINNING; thence continuing along said Northern boundary 199.04 feet to a ¾ inch iron pipe; thence South 00° 06’ 01” East 895.48 feet to a 5/8 inch Rebar; thence South 89° 29’ 56” West 199.04 feet to a 5/8 inch Rebar, thence North 00° 06’ 01” West 895.48 feet to the POINT OF BEGINNING.

ALL OF THE FOREGOING TRACTS I, II and III also being the same as the following:
Part of Section 26, Township 6 South, Range 12 West of the Second Principal Meridian, lying in Marrs Township, Posey County, Indiana, and being more particularly described as follows:

Beginning at a three-quarter inch iron pin marking the center of Section 26, Township 6 South, Range 12 West; thence South 00 degrees 00 minutes 00 seconds West along the North/South Centerline of said section 241.56 feet to the center of Middle Mt. Vernon Road; thence North 62 degrees 40 minutes 00 seconds West along the center of said road 342.11 feet; thence North 52 degrees 32 minutes 00 seconds West along the center of said road 21.00 feet; thence north 53 degrees 24 minutes 30 seconds West along the center of said road 120.44 feet; thence North 66 degrees 52 minutes 00 seconds West along the center of said road 75.00 feet; thence North 80 degrees 07 minutes 30 seconds West along the center of said road 81.51 feet; thence North 82 degrees 57 minutes 30 seconds West along the center of said road 103.80 feet to the Western Boundary of the East Half of the East Half of the Northwest Quarter of said section; thence North 00 degrees 00 minutes 00 seconds East along said Western Boundary 2625.17 feet to the Northwest corner of said half half quarter section; thence North 90 degrees 00 minutes 00 seconds East along the Northern Boundary of said section 668.77 feet to the Northeast corner of said quarter section; thence South 00 degrees 04 minutes 33 seconds West along said section centerline 1361.44 feet to a three-quarter inch iron pipe; thence North 89 degrees 29 minutes 56 seconds East 463.54 feet; thence South 00 degrees 06 minutes 01 seconds East 895.48 feet to a five-eighths inch rebar; thence South 89 degrees 29 minutes 56 seconds West 199.04 feet to a five-eighths inch rebar; thence North 00 degrees 06 minutes 01 second West 23.38 feet; thence South 90 degrees 00 minutes 00 seconds West 264.83 feet to said section centerline; thence South 00 degrees 04 minutes 42 seconds East along said section centerline 450.00 feet to the point of beginning, containing 51.537 acres, more of less.

EXCEPT part of the Northwest quarter and part of the Southwest Quarter in Section 26, Township 6 South, Range 12 West, described as follows:

Beginning at the Southeast corner of the Northwest quarter of Section 26, Township 6 South, Range 12 West, thence West along the half-section line 200 feet to a point; thence North 500 feet to a point; thence East 200 feet to the half-section line separating the Northwest quarter from the Northeast quarter of said Section 26; thence South along said half-section line 500 feet to the point of beginning, containing 2.296 acres, more or less.

ALSO EXCEPT a strip of land 200 feet wide off of the East side of the following tract:

Beginning at the Northeast corner of the Southwest Quarter of Section 26, Township 6 South, Range 12 West; from thence West along the half-section line 26 rods to a stake; from thence in a Southeasterly direction to a stake on the East line of the said Southwest Quarter which is 15 rods to a point of beginning, containing in said strip of land 0.872 acre, more or less.

Parcel C

Part of the Northwest Quarter and part of the Southwest Quarter in Section Twenty-six (26), Township Six (6) South, Range twelve (12) West, described as follows:

Beginning at the Southeast corner of the Northwest Quarter (NW ¼) of Section Twenty-six (26), Township Six (6) South, Range Twelve (12) West, thence West along the Half-Section line 200 feet to a point, thence North 500 feet to a point, thence East 200 feet to the Half-Section line separating the Northwest Quarter (NW ¼) from the Northeast Quarter (NE ¼) of said Section Twenty-six (26), thence South along said Half-Section line 500 feet to the point of beginning.

ALSO, a strip of land 200 feet wide off of the East side of the following tract:

Beginning at the Northeast corner of the Southwest Quarter (SW1/4) of Section Twenty-six (26), Township Six (6) South, Range Twelve (12) West, from thence West along the Half-Section line Twenty-six (26) rods to a stake, from thence in a Southeasterly direction to a stake on the East line of the said Southwest Quarter which is 15 rods to a point of beginning.

EXCEPT a strip of land 24 feet wide off of the East side of the following tract:

Beginning at the Northeast corner of the Southwest Quarter of Section 26, Township
Six (6) South, Range 12 West, from thence West along the Half-Section line 26 rods to a stake, from thence in a Southeasterly direction to a stake on the East line of the said Southwest Quarter which is 15 rods to the place of beginning, containing One and One-Fifth Acres, more or less.

ALSO EXCEPT, beginning at the Southeast corner of the East Half of the East Half of the Northwest Quarter of Section 26, Township 6 South, Range 12 West; thence West 24 feet; thence North 20 feet; thence South 20 feet to the place of beginning.

Schedule B
to
Regions Bank - Bioanalytical Systems, Inc. Loan Agreement

Documents to be Provided to Lender
Before Initial Disbursement of Loan Proceeds

a. Evidence satisfactory to Lender that the insurance required by the Loan Agreement is in force,

b. Certified copies of Borrower’s Articles of Incorporation and Bylaws, as amended.

c. Recent Certificate of Existence issued by the Indiana Secretary of State reflecting Borrower’s existence under Indiana law.

d. Certified copy of resolutions adopted by Borrower’s Board of Directors authorizing the Loan and stating the names and capacities of the persons authorized to execute the Loan Agreement and the Instruments on behalf of Borrower.

e. Satisfactory return after search in accordance with the Uniform Commercial Code or other applicable law in such governmental offices as Lender deems appropriate.

f. An ALTA mortgagee title insurance commitment issued by a title insurance company acceptable to Lender in the amount of One Million Four Hundred Thousand Dollars and No Cents ($1,400,000) (subject to disbursement of proceeds of the Loan in that amount) insuring the lien of the Mortgage, subject only to the lien of current real property taxes not yet due and payable, and easements and restrictions which do not materially interfere with the use of the Real Estate for its intended purpose.

g. A survey of the Real Estate, meeting ALTA minimum standards, certified to a current date by a registered surveyor acceptable to Lender.

h. Evidence satisfactory to Lender that the Real Estate is properly zoned and may be used for its intended purpose and that all necessary variances have been granted.

i. A Phase I environmental assessment of part of the Real Estate, specifically the real estate commonly known as 2701 & 2801 Kent Ave., West Lafayette, IN 47906, revealing no evidence of hazardous substances or hazardous waste on the Real Estate.

j. Such other documents, instruments or consents as Lender or Lender’s counsel may reasonably require.

Schedule C
to
Regions Bank - Bioanalytical Systems, Inc. Loan Agreement

Terms of Term Loan

Loan Amount:	One Million Four Hundred Thousand Dollars and No Cents ($1,400,000.00)

Interest:
Interest on the Promissory Note will accrue at a floating rate which is equal to 250 basis points (2.50%) over the thirty (30) day LIBOR index, as published by The Federal Reserve Board of the United States in the most recent H.15, adjusted every thirty (30) days.

Maturity Date:	On or before December 14, 2010

Payments:
Commencing on January 14, 2007, and continuing until the Maturity Date, consecutive monthly installments of principal of Eleven Thousand Six Hundred Sixty-Seven Dollars and No Cents ($11,667.00) plus interest on the outstanding balance at the applicable interest rate. On the Maturity Date, the balance, plus accrued interest, then unpaid shall be due and payable immediately. The final payment on the Maturity Date will be a balloon payment in an amount sufficient to repay all remaining indebtedness under the Promissory Note.

Prepayments:	Borrower may prepay all or any portion of the principal amount outstanding under the Promissory Note at any time without premium or penalty.

Note: Schedules D, E, E-1, F, G and H are separate documents and are not material to any understanding of the transaction; and are, therefore, not included in this exhibit.